EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-87748, 333-87750, 333-128804, and 333-180057) and Form S-3 (Nos. 333-130634, 333-136842, 333-141231, and 333-153638) of Smith & Wesson Holding Corporation and its subsidiaries of our reports dated June 28, 2012 relating to the consolidated financial statements and financial statement schedule and the effectiveness of Smith & Wesson Holding Corporation’s internal control over financial reporting, which appear in this Annual Report on Form 10-K.

/s/ BDO USA, LLP

Boston, Massachusetts
June 28, 2012